Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by General Electric Company, GE Capital International Holdings Limited and GE Capital International Funding Company Unlimited Company of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of General Electric Company in the Registration Statement, including the information incorporated by reference therein, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: May 4, 2016	/s/ Peter B. Henry

Name: Peter B. Henry